Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Northwest Biotherapeutics, Inc. on Form S-3 [File No. 333-213777 and 333-234248] of our report dated March 16, 2020, except for the restatement as to the effectiveness of internal control over financial reporting for the material weakness related to ineffective designed controls over the evaluation and conclusion of contingencies under ASC 740, as to which the date is June 23, 2020, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the consolidated financial statements of Northwest Biotherapeutics, Inc. as of December 31, 2019 and for the year ended December 31, 2019, which report is included in this Annual Report on Form 10-K of Northwest Biotherapeutics, Inc. for the year ended December 31, 2020.

Our report on the consolidated financial statements refers to a change in the method of accounting for leases due to the adoption of the guidance in ASC Topic 842 effective January 1, 2019.

/s/ Marcum LLP

Marcum LLP

New York, NY

March 31, 2021